Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 10, 2020

Board of Directors of Cloudastructure, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated March 31, 2020, with respect to the balance sheets of Cloudastructure, Inc. as of December 31, 2019 and 2018 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, CA

April 10, 2020